Exhibit (a)(5)(F)

Sila Realty Trust, Inc. Announces Preliminary Results of Modified “Dutch Auction” Tender Offer

TAMPA, Fla., July 22, 2024 (BUSINESS WIRE) – Sila Realty Trust, Inc. (NYSE: SILA) (“Sila”, the “Company”, “we” or “us”), a net lease real estate investment trust (“REIT”) with a strategic investment focus on the significant, growing, and resilient healthcare sector, today announced the preliminary results of its modified “Dutch Auction” tender offer (the “Offer”) to purchase for cash up to $50 million in value of shares of the Company’s common stock, which expired at 5:00 p.m., New York City time, on July 19, 2024.

Based on the preliminary results by Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), approximately 4.7 million shares of common stock were validly tendered at the final purchase price of $22.60 per share and not properly withdrawn.

In accordance with the terms and conditions of the Offer, and based on the preliminary results reported by the Depositary, the Company expects to purchase approximately 2.2 million shares of common stock at a purchase price of $22.60 per share, for an aggregate cost of approximately $50 million, excluding fees and expenses relating to the Offer.

Based on these preliminary results, the number of shares of common stock that the Company expects to purchase in the Offer represents approximately 3.9% of the total number of shares of common stock outstanding as of July 19, 2024. Immediately following payment for the shares of common stock purchased in the Offer, the Company expects to have approximately 55.0 million shares of common stock outstanding.

Due to the oversubscription of the Offer, based on the preliminary results described above, the Company will accept for purchase on a pro rata basis approximately 42% of the shares of common stock properly tendered and not properly withdrawn at the purchase price of $22.60 per share (other than “odd lot” holders, whose shares of common stock will be purchased in full on a priority basis).

The number of shares of common stock expected to be purchased by the Company, the purchase price information and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary. The final number of shares of common stock to be purchased by the Company, the final purchase price information and the final proration information will be announced following the completion by the

Depositary of the confirmation process. Payment for the shares of common stock accepted for purchase under the Offer will occur promptly thereafter.

Shareholders who have questions or would like additional information about the Offer may contact the information agent for the Offer, Georgeson LLC at (866) 643-7359, or the dealer manager for the Offer, Wells Fargo Securities, LLC at (800) 645-3751.

Important Notice
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company.

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a net lease real estate investment trust headquartered in Tampa, Florida, with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio comprises high-quality tenants in geographically diverse facilities, which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of March 31, 2024, the Company owned 136 real estate properties and two undeveloped land parcels located in 64 markets across the U.S. For more information, please visit the Company’s website at www.silarealtytrust.com.

Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements.” These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:
Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com